  As filed with the Securities and Exchange Commission on September 24, 1999
                                                         Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________

                      AnswerThink Consulting Group, Inc.
            (Exact name of registrant as specified in its charter)

          Florida                                  8748                        65-0750100
  (State or other jurisdiction         (Primary Standard Industrial         (I.R.S.  Employer
of incorporation or organization)       Classification Code Number)        Identification No.)

                                _______________

                      AnswerThink Consulting Group, Inc.
                      1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                            Phone: (305) 375-8005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                _______________

                               Ted A. Fernandez
                President, Chief Executive Officer and Chairman
                    c/o AnswerThink Consulting Group, Inc.
                      1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                            Phone: (305) 375-8005
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                _______________

                                With Copies to:

                         David B. H. Martin, Jr., Esq.
                            HOGAN & HARTSON L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600

  Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ______________
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                            Proposed              Proposed
                                                             Maximum               maximum
         Title of each class of           Amount to be       Offering             aggregate            Amount of
      securities to be registered          registered    price per share(1)    offering price(1)    registration fee
----------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value per share     5,499,621         $13.97              $76,829,705          $21,358.66
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                               _________________

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
               SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999

                              P R O S P E C T U S


                                     LOGO


                               5,499,621 Shares

                      AnswerThink Consulting Group, Inc.

                                 Common Stock

                                 ____________

     AnswerThink provides integrated consulting and technology enabled solutions focused on the Internet and the electronic commerce marketplace. This prospectus relates to the offer and sale from time to time of up to 5,499,621 shares of AnswerThink common stock by the AnswerThink stockholders named in this prospectus. AnswerThink will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our common stock is quoted on The Nasdaq Stock Market under the symbol "ANSR." The last reported sale price of our common stock on The Nasdaq Stock Market on September 23, 1999, was $14.21875 per share.

     Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, and our telephone number is (305) 375-8005.

                                 ____________

     Investing in our common stock involves various risks. See "Risk Factors" beginning on page 5.

                                 ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ____________

September 24, 1999

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS


Risk Factors...........................................................   5
Cautionary Note Regarding Forward-Looking Statements...................  11
About AnswerThink......................................................  12
Use of Proceeds........................................................  12
Selling Stockholders...................................................  13
Plan of Distribution...................................................  14
Legal Matters..........................................................  16
Experts................................................................  16
Where You Can Find More Information....................................  16

                                 RISK FACTORS

   You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus. See "Where You Can Find More Information."

Risks Relating to AnswerThink's Business

     AnswerThink has a limited combined operating history and a history of losses.

     AnswerThink was formed in April 1997. AnswerThink has grown substantially since then, both internally and through acquisitions. Although some businesses AnswerThink has acquired have operated for some time, AnswerThink has a limited history of combined operations. Consequently, its historical financial information is not a good predictor of its future financial condition and performance. AnswerThink had a net loss of $31.7 million for the year ended January 1, 1999. AnswerThink has been expending significant funds to build its infrastructure and hire consultants. AnswerThink's operating results and financial condition will be adversely affected if its revenue does not increase to cover its operating expenses. AnswerThink cannot assure you that it will successfully increase its revenue or generate net income.

     AnswerThink's quarterly operating results may vary.

     AnswerThink's financial results may fluctuate from quarter to quarter. In future quarters, AnswerThink's operating results may not meet public market analysts' and investors' expectations. If that happens, the price of AnswerThink's common stock may fall. Many factors can cause these fluctuations, including:

  .  the number, size, timing and scope of projects;

  .  customer concentration;

  .  long and unpredictable sales cycles;

  .  contract terms of projects;

  .  degrees of completion of projects;

  .  project delays or cancellations;

  .  competition for and utilization of employees;

  .  how well we estimate the resources we need to complete projects;

  .  the integration of acquired businesses;

  .  pricing changes in the industry; and

  .  economic conditions specific to information technology consulting.

A high percentage of AnswerThink's operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if AnswerThink experiences unanticipated changes in projects or in employee utilization rates, AnswerThink could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare AnswerThink's quarter-to-quarter operating results to predict future performance.

     AnswerThink is growing quickly. Future growth of AnswerThink's business could make it difficult to manage resources.

     AnswerThink is experiencing substantial growth which it may not be able to manage effectively. AnswerThink's business, financial condition and results of operations will be materially and adversely affected if AnswerThink fails to manage growth effectively. AnswerThink plans to continue to expand its consulting organization, both internally and through acquisitions. Growth has stretched and will continue to stretch AnswerThink's resources. We expect that AnswerThink will need to continue to hire and retain management personnel and other employees. In addition, we must set fixed-price fees accurately, maintain high employee utilization rates and maintain project quality, particularly if the average size of our projects continues to increase.

     AnswerThink has risks associated with potential acquisitions or investments.

     Since AnswerThink was founded, it has significantly expanded through acquisitions. In the future, AnswerThink plans to pursue additional acquisitions. AnswerThink will do this to:

  .  recruit well-trained, high-quality professionals;

  .  expand its service offerings;

  .  gain additional industry expertise;

  .  broaden its client base; and

  .  expand its geographic presence.

AnswerThink may not be able to integrate successfully recent or future acquired businesses without substantial expense, delays or other operational or financial problems. AnswerThink may not be able to identify, acquire or profitably manage additional businesses. AnswerThink may also require debt or equity financing for future acquisitions that may not be available on terms favorable to AnswerThink, if at all. Also, acquisitions may involve a number of risks, including:

  .  diversion of management's attention;

  .  failure to retain key acquired personnel;

  .  unanticipated events or circumstances;

  .  legal liabilities; and

  .  amortization of acquired intangible assets.

AnswerThink cannot assure you that client satisfaction or performance problems at a single acquired firm will not have a material adverse impact on AnswerThink's reputation as a whole. Further, AnswerThink cannot assure you that its recent or future acquired businesses will generate anticipated revenues or earnings. Any one of these risks could harm AnswerThink's business.

     AnswerThink may not be able to hire, train, motivate, retain and manage professional staff.

     To succeed, AnswerThink must hire, train, motivate, retain and manage highly-skilled employees. Competition for skilled employees who can perform the services AnswerThink offers is intense. AnswerThink might not be able to hire enough of them or to train, motivate, retain and manage the employees it hires. This could hinder AnswerThink's ability to complete existing projects and bid for new projects. Hiring, training, motivating, retaining and managing employees with the skills AnswerThink needs is time-consuming and expensive.

     AnswerThink could lose money on its contracts.

     As part of its strategy, AnswerThink enters into capped or fixed-price contracts, in addition to contracts based on payment for time and materials. If AnswerThink miscalculates the resources or time needed for these projects, its business could be harmed.

     AnswerThink's markets are highly competitive.

     AnswerThink competes in markets that are intensely competitive and rapidly changing. We may not compete successfully with our competitors. We currently compete for client assignments and experienced personnel principally with the following:

  .  large accounting firms;

  .  systems consulting and implementation firms;

  .  service functions of application software firms;

  .  service functions of computer equipment companies;

  .  outsourcing companies;

  .  systems integration companies; and

  .  general management consulting firms.

Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than AnswerThink. AnswerThink also competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client.

     Competition may impose additional pricing pressures on AnswerThink. We cannot assure you that AnswerThink will compete successfully with existing competitors or with any new competitors.

     AnswerThink may lose large clients or significant projects.

     AnswerThink generates much of its revenue from a limited number of major clients. As a result, if we lose a major client or large project, our revenues will be adversely affected. For example, during 1998, AnswerThink's 10 most significant clients accounted for approximately 21%, and four clients accounted for approximately 11%, of net revenues. AnswerThink performs varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of total revenue for particular quarters. If we lose any major clients or any of our clients cancel or significantly reduce the scope of a large project, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

     AnswerThink depends largely on its principal service offerings to generate revenue.

     AnswerThink has derived a substantial portion of its revenues from projects based primarily on package software implementation and, to a lesser degree, Year 2000 issue consulting. Any factors negatively affecting the demand for package software implementation could have a material adverse effect on AnswerThink's business, financial condition and results of operations. In addition, the demand for Year 2000 consulting services is likely to decline as Year 2000 issues are resolved. There can be no assurance that AnswerThink will be successful in generating any additional business as part of its Year 2000 issue consulting service offering.

     The Year 2000 issue may adversely affect AnswerThink.

     Year 2000 problems could require AnswerThink to incur delays and unanticipated expenses. These delays and expenses could have a material adverse effect on AnswerThink's business, financial condition and results of operations. AnswerThink may experience operations difficulties because of undetected errors or defects in the technology used in its solutions or internal systems. AnswerThink may become involved in disputes regarding Year 2000 problems involving solutions it developed or implemented or the interaction of its solutions with other applications.

     Lack of growth or decline in Internet usage could cause our business to suffer.

     AnswerThink expects to derive a significant portion of its revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include:

  .  inadequate network infrastructure;

  .  security concerns;

  .  inconsistent service quality; and

  .  lack of cost-effective, high-speed service.

     On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow at a slower rate or decline.

     We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

  .  security;

  .  cost and ease of Internet access;

  .  intellectual property ownership;

  .  privacy;

  .  taxation; and

  .  liability issues.

     Any costs we incur because of these factors could harm our business.

     AnswerThink has risks associated with technology and technological change and depends on third-party software offerings.

     AnswerThink's success will depend in part on its ability to develop information technology solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. We cannot assure you that AnswerThink will be successful in adequately addressing these developments in a timely manner. We cannot assure you that AnswerThink will be successful in the marketplace even if it addresses these developments. Also, we cannot assure you that products or technologies others develop will not render AnswerThink's services uncompetitive or obsolete.

     AnswerThink derives a significant portion of its revenue from projects in which it implements software developed by third parties, such as PeopleSoft, Inc. and Oracle Corporation. AnswerThink's future success in its package implementation consulting services depends largely on its relationship with these organizations. We cannot assure you that AnswerThink will continue to maintain a favorable relationship with these software developers. In addition, if PeopleSoft and Oracle are unable to maintain their leadership positions within the business applications software market, if AnswerThink's relationship with these organizations deteriorates, or if these organizations elect to compete directly with AnswerThink, AnswerThink's business could be harmed.

     AnswerThink depends on its key personnel.

     AnswerThink's future success depends in large part on the continued services of a number of its key personnel, including its Chairman, President and Chief Executive Officer, Ted A. Fernandez. The loss of the services of Mr. Fernandez or any of its other key personnel could have a material adverse effect on AnswerThink's business, financial condition and results of operations. AnswerThink might not be able to prevent key personnel, who may leave its employ in the future, from disclosing or using its technical knowledge, practices or procedures. One or more of AnswerThink's key personnel might resign and join a competitor or form a competing company. As a result, AnswerThink might lose existing or potential clients.

     The market price of AnswerThink common stock may fluctuate widely.

     The market price of our common stock could fluctuate substantially due to:

  .  future announcements concerning us or our competitors;

  .  quarterly fluctuations in operating results;

  .  announcements of acquisitions or technological innovations; or

  .  changes in earnings estimates or recommendations by analysts.

     In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility.

     AnswerThink relies on its intellectual property rights.

     AnswerThink relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom AnswerThink licenses intellectual property. Although AnswerThink enters into confidentiality agreements with its employees and limits distribution of proprietary information, there can be no assurance that the steps AnswerThink has taken in this regard will be adequate to deter misappropriation of proprietary information or that AnswerThink will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. Although AnswerThink believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, AnswerThink is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any claims could require AnswerThink to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

     AnswerThink and Think New Ideas, Inc. may lose rights under our contracts with third parties if we do not obtain consents and waivers in connection with our merger.

     AnswerThink's merger with Think New Ideas may cause us to lose rights under some of our contracts. We each have contracts with many of our suppliers, customers, licensors, licensees and other business partners. Under some of these contracts, we have to obtain the consent, waiver or approval of these other parties in connection with the merger agreement. If we cannot do so, we may lose the right to use intellectual property or other rights that are necessary for the operation of our business. We have agreed to use all reasonable efforts to secure the necessary consents, waivers and approvals. However, we cannot assure you that we will be able to obtain all of the necessary consents, waivers and approvals. Our failure to do so could impair AnswerThink's finances and business prospects, as well as Think New Ideas' client relationships.

     AnswerThink may not realize the potential benefits of our merger with Think New Ideas.

     AnswerThink entered into the merger agreement with Think New Ideas with the expectation the merger will result in benefits including incremental revenues and potential cost savings. We can only achieve these benefits and savings if we can integrate our culture, processes, technology, operations and personnel timely and efficiently. If we fail to do this, we may lose customers or key employees, or expected cost savings may not be achieved. This integration could also divert our attention from operations. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and persuading our personnel that our business cultures are compatible. We may not be able to integrate our businesses timely or successfully and may not be able to realize any of the merger's anticipated benefits or cost savings. If we fail to do these things, it could effect the value of AnswerThink's common stock, impair AnswerThink's finances and business prospects after the merger.

     AnswerThink may be negatively affected if our pending merger with Think New Ideas, Inc. does not occur.

     AnswerThink's pending merger with Think New Ideas, Inc. is subject to certain closing conditions, and there can be no assurance as to when, or if, such acquisition will occur. If AnswerThink fails to complete its merger with Think New Ideas, the public announcement of our failure to complete the acquisition could have an adverse effect on our sales and operation results, stock value and ability to attract and retain key management, marketing and technical personnel.

     AnswerThink may be negatively affected by the pending litigation against Think New Ideas.

     If the class action lawsuit pending against Think New Ideas results in a significant judgment, the combined company could be harmed. Think New Ideas and certain of its officers and directors are defendants in a consolidated class action lawsuit. The consolidated class action seeks to recover unspecified damages, including punitive damages and other relief, as well as recovery of costs and expenses, stemming from allegedly false and misleading statements made by Think New Ideas and certain of its officers and directors concerning the financial position and results of operations of Think New Ideas. Think New Ideas has filed a motion to dismiss the lawsuit which has not been ruled upon as of the date of this prospectus. Litigation poses inherent risks and uncertainties and a substantial judgment in this litigation could significantly harm AnswerThink.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to AnswerThink's financial condition, results of operations and business. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict, "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                               ABOUT ANSWERTHINK

     AnswerThink provides integrated consulting and technology enabled solutions focused on the Internet and web-enabled electronic commerce marketplace. AnswerThink delivers a wide range of integrated services as part of its scalable solutions. These services and solutions include:

     .    benchmarking best practices;
     .    business process transformation;
     .    packaged software implementation;
     .    Internet commerce;
     .    decision support technology; and
     .    Year 2000 solutions.

These solutions span multi-entity business functions including:

     .    finance and administration;
     .    human resources;
     .    information technology;
     .    sales and customer support; and
     .    supply chain management.

                                USE OF PROCEEDS

     The selling stockholders will sell all of the shares of common stock offered by this prospectus. Accordingly, AnswerThink will not receive any of the proceeds from the sale of these shares.

                             SELLING STOCKHOLDERS

      The following table sets forth information with respect to the selling stockholders. Assuming none of the selling stockholders purchase shares prior to the completion of the offering and sell all of the shares they are offering, they will not own any shares of AnswerThink common stock.

                                                                              Number of
                                                                                Shares
Name of Owner                                           Shares Owned          Registered
-------------                                           ------------          ----------
JK&B Capital, L.P.                                         42,415               42,415
JK&B Capital II, L.P.                                      84,830               84,830
Velocity Capital, LLC                                      51,807               51,807
Boston Capital Ventures III                                25,903               25,903
Winston Partners, LP                                       15,542               15,542
Winston Partners II LLC                                    10,361               10,361
Dennis McGrath                                             15,292               15,292
Jeffrey Worthington                                         4,052                4,052
John Loucheim                                             359,942              359,942
Golder, Thoma, Cressey, Rauner Fund V, L.P.             4,880,956            4,880,956
GTCR Associates V, L.P.                                     8,521                8,521
                                                        ---------            ---------
                                                        5,499,621            5,499,621
                                                        =========            =========

      Each of the selling stockholders except for Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V, L.P. received their shares pursuant to the February 26, 1999 merger of triSpan with AnswerThink. triSpan is an Internet commerce consulting firm that provides Internet consulting, web application development and integration services. The merger was accomplished through an exchange of 689,880 shares of AnswerThink's common stock for all outstanding shares of capital stock of triSpan. Each outstanding share of common stock of triSpan was converted into 0.311 shares of AnswerThink common stock. The transaction was accounted for under the pooling-of-interests method.

      Golder, Thoma, Cressey, Rauner Fund V, L.P. was an initial investor in AnswerThink and purchased preferred stock on April 23, 1997 and February 24, 1998 which was subsequently converted into common stock. GTCR Associates V, L.P. purchased preferred stock on February 24, 1998 which was also converted into common stock. Bruce Rauner and William C. Kessinger, both directors of AnswerThink, are employees of affiliates of these entities.

                             PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;
     . in transactions involving cross or block trades or otherwise on The Nasdaq Stock Market;
     . in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;
     . in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
     . in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
     . through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
     .   in privately negotiated transactions;
     .   in transactions to cover short sales; or
     .   in a combination of any of the foregoing transactions.

     The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

     From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

     A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

     The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

     If a selling stockholder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

     Under our agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $115,000.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

     This offering by any selling stockholder will terminate two years from the date of this prospectus or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby is being passed upon for AnswerThink by Frank A. Zomerfeld, Corporate Counsel of AnswerThink.

                                    EXPERTS

     The consolidated financial statements as of and for the years ended January 1, 1999 and January 2, 1998 incorporated in this prospectus by reference to AnswerThink's current report on Form 8-K filed with the SEC on August 12, 1999, except as they relate to triSpan, Inc. and triSpan Software, Inc., have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, and, insofar as they relate to triSpan, Inc. and triSpan Software, Inc., by Arthur Andersen LLP, independent public accountants, whose reports appear in that current report. These financial statements have been included in reliance on the reports of these independent accountants given on the authority of these firms as experts in auditing and accounting.

     The combined financial statements of triSpan, Inc. for the year ended December 31, 1996 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report for the year ended December 31, 1996 with respect to those financial statements, and are included in this prospectus in reliance upon the authority of that firm as experts in giving that report.

     The financial statements of CFT Consulting, Inc. for the year ended December 31, 1998 incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on September 13, 1999 in this prospectus have been audited by Eaton Honick Pellegrino & McFarland,P.A., independent public accountants, as indicated in their report for the year ended December 31, 1998 with respect to those financial statements, and are included in this prospectus in reliance upon the authority of that firm as experts in giving that report.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

     In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

     Public Reference Room              New York Regional Office              Chicago Regional Office
     450 Fifth Street, N.W.               7 World Trade Center                     Citicorp Center
          Room 1024                           Suite 1300                      500 West Madison Street
     Washington, D.C. 20549             New York, New York 10048                     Suite 1400
                                                                            Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like AnswerThink, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 0-24343.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document.

     This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

     . annual report on Form 10-K for the fiscal year ended January 1, 1999 filed on April 1, 1999, except for items 6, 7 and 8, which have been restated as a result of AnswerThink's merger with triSpan in the current report on Form 8-K filed on August 12, 1999;

     . quarterly report on Form 10-Q for the periods ended April 2 and July 2, 1999 filed on May 17 and August 16, 1999, respectively;

     . current reports on Form 8-K filed on July 1 and 21, August 12 and September 13, 1999; and

     . the unaudited pro forma combined condensed consolidated financial information contained in our Registration Statement on Form S-4, SEC File No. 333-87379, filed with the SEC on September 17, 1999.

     In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                      AnswerThink Consulting Group, Inc.
                      1001 Brickell Bay Drive, Suite 3000
                             Miami, Florida 33131
                           Attn:  Corporate Counsel
                           Phone:   (305) 375-8005

     We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

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                               5,499,621 Shares


                      AnswerThink Consulting Group, Inc.



                                 Common Stock


                                     LOGO


                        _______________________________

                              P R O S P E C T U S

                              September 24, 1999

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses payable by AnswerThink in connection with the sale and distribution of the securities being registered.

          SEC Registration Fee.......................................... $ 21,500
          Printing and Duplicating Expenses............................. $ 50,000
          Legal Fees and Expenses....................................... $ 25,000
          Accounting Fees and Expenses.................................. $ 15,000
          Miscellaneous................................................. $  3,500
                                                                         --------
               Total.................................................... $115,000

-------------------

Item 15.  Indemnification of Directors and Officers

         To the fullest extent permitted by the Florida Business Corporation Act (the "Florida Act"), AnswerThink Consulting Group, Inc.'s ("AnswerThink's") Articles of Incorporation provide that directors of AnswerThink shall not be personally liable to AnswerThink or its shareholders for monetary damages for breach of fiduciary duty as a director. Generally, the Florida Act permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation and Bylaws of AnswerThink provide for the indemnification of AnswerThink's directors and officers and any person who is or was serving at the request of AnswerThink as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan to the fullest extent authorized by, and subject to the conditions set forth in, the Florida Act against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes, excise taxes, or penalties, charges, expenses and amounts paid or to be paid in settlement), except that AnswerThink will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by AnswerThink's Board of Directors.

         The indemnification provided under the Bylaws includes the right to be paid by AnswerThink the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to AnswerThink of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by AnswerThink within 60 days after a written claim has been received by AnswerThink, the claimant may at any time thereafter bring an action against AnswerThink to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such action. Under the Articles of Incorporation, AnswerThink has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AnswerThink, or is or was serving at the request of AnswerThink as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, whether or not AnswerThink would have the power to indemnify such person against such liability under the provisions of the Florida Act. AnswerThink maintains director and officer liability insurance on behalf of its directors and officers.

         The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AnswerThink pursuant to the foregoing provisions, or otherwise, AnswerThink has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AnswerThink of expenses incurred or paid by a director, officer or controlling person of AnswerThink in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AnswerThink will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.  Exhibits and Financial Statement Schedules

         (a) Exhibits

   Exhibit
     No.                        Exhibit Description
   -------                      -------------------

     2.1 Agreement and Plan of Merger by and among AnswerThink Consulting Group, Inc., Think New Ideas, Inc. and Darwin Acquisition Corp., dated as of June 24, 1999.**
     2.2 Company Voting Agreement, by and among AnswerThink Consulting Group, Inc., Darwin Acquisition Corp. and certain shareholders of Think New Ideas, Inc., dated as of June 24, 1999.**
     2.3 Acquiror Voting Agreement by and among Think New Ideas, Inc. and certain shareholders of AnswerThink Consulting Group, Inc., dated as of June 24, 1999.**
     2.4 Stock Option Agreement by and between AnswerThink Consulting Group, Inc. and Think New Ideas, Inc., dated as of June 24, 1999.**
     2.5   Merger Agreement by and among AnswerThink Consulting Group, Inc.,
           CFT Consulting, Inc., CFT Acquisition, Inc. and the Shareholders of CFT, dated as of July 6, 1999.***
     5 Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder, including the consent of that firm.*
    23.1   Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit 5).
    23.2   Consent of PricewaterhouseCoopers LLP.
    23.3   Consent of Arthur Andersen LLP.
    23.4   Consent of Eaton Honick Pellegrino & McFarland, P.A.
    24     Power of Attorney (included in the signature page).


-------------------------
*        To be filed by amendment.
** Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 1, 1999.
*** Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 21, 1999.

         (b) Financial Statement Schedules.

         Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the Consolidated Financial Statements of AnswerThink or notes thereto.

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of each issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 24, 1999.


                           ANSWERTHINK CONSULTING GROUP, INC.


                           By: /s/  Ted A. Fernandez
                               ------------------------------------------
                               Ted A. Fernandez
                               Chairman of the Board, President and Chief
                               Executive Officer

     Each director whose signature appears below appoints Ted A. Fernandez or John F. Brennan, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such director's name, place and stead, in any and all capacities to sign the Registration Statement on Form S-3 and any amendments to the Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 24, 1999.

     Name:                              Title:
     ----                               -----


/s/ Ted A. Fernandez          Chairman of the Board, President and
--------------------------    Chief Executive Officer
Ted A. Fernandez              (Principal Executive Officer)



/s/ John F. Brennan           Executive Vice President,
--------------------------    Chief Financial Officer
John F. Brennan               (Principal Accounting and Financial Officer)



/s/ Allan R. Frank            Executive Vice President,
--------------------------    Chief Technology Officer and Director
Allan R. Frank



/s/ Ulysses S. Knotts, III    Executive Vice President,
--------------------------    Sales and Marketing and Director
Ulysses S. Knotts, III



/s/ Fernando Montero          Director
--------------------------
Fernando Montero

/s/ Edmund R. Miller          Director
--------------------------
Edmund R. Miller



/s/ Jeffrey E. Keisling       Director
--------------------------
Jeffrey E. Keisling

                               INDEX TO EXHIBITS


   Exhibit
     No.                            Exhibit Description
   -------                          -------------------

     2.1 Agreement and Plan of Merger by and among AnswerThink Consulting Group, Inc., Think New Ideas, Inc. and Darwin Acquisition Corp., dated as of June 24, 1999.**
     2.2 Company Voting Agreement, by and among AnswerThink Consulting Group, Inc., Darwin Acquisition Corp. and certain shareholders of Think
           New Ideas, Inc., dated as of June 24, 1999.**
     2.3 Acquiror Voting Agreement by and among Think New Ideas, Inc. and certain shareholders of AnswerThink Consulting Group, Inc., dated as of June 24, 1999.**
     2.4 Stock Option Agreement by and between AnswerThink Consulting Group, Inc. and Think New Ideas, Inc., dated as of June 24, 1999.**
     2.5   Merger Agreement by and among AnswerThink Consulting Group, Inc.,
           CFT Consulting, Inc., CFT Acquisition, Inc. and the Shareholders of CFT, dated as of July 6, 1999.***
     5 Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder, including the consent of that firm.*
    23.1   Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit 5).
    23.2   Consent of PricewaterhouseCoopers LLP.
    23.3   Consent of Arthur Andersen LLP.
    23.4   Consent of Eaton Honick Pellegrino & McFarland, P.A.
    24     Power of Attorney (included in the signature page).

-----------------------
*        To be filed by amendment.
** Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 1, 1999.
*** Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 21, 1999.